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                                  EXHIBIT 23.2


                          INDEPENDENT AUDITORS' REPORT


THE  BOARD  OF  DIRECTORS  AND  SHAREHOLDERS
MOBILEPRO  CORP.  [A  DEVELOPMENT  STAGE  COMPANY]


We have audited the accompanying statements of operations and cash flows of Mobilepro Corp., [a development stage company], for the nine month period from inception [July 14, 2000] through March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Mobilepro Corp. [a development stage company], for the period ended March 31, 2001, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the certain circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Mantyla  McReynolds

Salt  Lake  City,  Utah
July  20,  2001



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